Jacksonville Bancorp Announces 2013 Second Quarter Earnings

JACKSONVILLE, Fla., Aug. 9, 2013 /PRNewswire/ -- Jacksonville Bancorp, Inc. (the "Company") (NASDAQ: JAXB), holding company for The Jacksonville Bank (the "Bank"), announced today net income of $29 thousand for the three months ended June 30, 2013, compared to net loss of $11.8 million for the three months ended June 30, 2012. For the six months ended June 30, 2013, the Company recorded net income of $228 thousand, compared to $10.5 million of net loss for the same period in the prior year. Book value and tangible book value per common share as of June 30, 2013 were $0.30 and $0.29, respectively.

(Logo: http://photos.prnewswire.com/prnh/20020410/JAXBLOGO )

Total assets were $522.4 million as of June 30, 2013, compared to $583.0 million as of June 30, 2012. The decrease in total assets was largely due to the decrease in net loans as a result of the Company's execution of its overall strategy to accelerate the disposition of substandard assets. To a lesser extent, the write-off of the Company's goodwill also decreased total assets year-over-year. Total assets decreased $42.7 million to $522.4 million as of June 30, 2013 from $565.1 million as of December 31, 2012. This decrease was due to reductions in federal funds sold in the amount of $30.9 million and net loans of $13.2 million as a result of foreclosure activities, net charge-offs and loan payoffs that outpaced loan originations during the six months ended June 30, 2013. Other real estate owned ("OREO") increased $2.2 million as a result of the aggressive pursuit of foreclosures in the first half of 2013. These amounts were slightly offset by a decrease in securities available-for-sale of $0.8 million during the six months ended June 30, 2013.

Total deposits were $449.3 million as of June 30, 2013, a decrease of $72.2 million compared to total deposits of $521.5 million as of June 30, 2012. The decrease in total deposits when compared to the same period in 2012 was driven primarily by a decrease in time deposits of $65.0 million due largely to a reduction in national and brokered CDs (the Company is currently not offering or renewing national or brokered CDs). This decrease was slightly offset by an $11.8 million increase in noninterest-bearing demand deposits. Total deposits decreased $40.7 million during the six months ended June 30, 2013 to $449.3 million as of June 30, 2013, as compared to $490.0 million as of December 31, 2012. This decrease was due to similar factors as were previously discussed.

As of June 30, 2013, nonperforming assets were $26.1 million, or 5.00% of total assets, compared to $53.9 million, or 9.25% of total assets, as of June 30, 2012. The decrease in nonperforming assets was driven primarily by sales and write-downs of OREO, the reduction of substandard assets via restructures, payoffs and short sales, and the asset sale completed late in the fourth quarter of 2012 and the associated charge-offs related to these activities. The year-over-year reduction in nonperforming loans was further driven by the aggressive pursuit of foreclosure actions during the first half of 2013. As of June 30, 2013, $2.1 million of our $9.1 million OREO balance was either pending or under contract to sell. These factors are consistent with the Company's overall strategy to accelerate the disposition of substandard assets.

The following table presents information concerning nonperforming assets as of the last five quarters:

	As of
(Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Nonperforming Assets
Total nonperforming loans	$16,973	$20,067	$22,747	$35,168	$46,407
Other real estate owned, net	9,142	9,920	6,971	4,599	7,508
Total nonperforming assets	$26,115	$29,987	$29,718	$39,767	$53,915

Nonperforming loans as a
percentage of gross loans	4.44%	5.10%	5.71%	8.05%	10.24%
Total nonperforming assets as
a percentage of total assets	5.00%	5.76%	5.26%	7.21%	9.25%
Loans past due 30-89 days,
still accruing interest	$2,466	$8,246	$4,622	$11,372	$4,628

Nonperforming loans decreased $5.7 million to $17.0 million as of June 30, 2013 from $22.7 million as of December 31, 2012. In addition, total loans past due 30-89 days, still accruing interest, decreased $2.1 million to $2.5 million as of June 30, 2013 from $4.6 million as of December 31, 2012. This decrease was driven primarily by general improvements in asset quality during the six months ended June 30, 2013.

The allowance for loan losses was 4.53% of total loans as of June 30, 2013, compared to 5.07% as of December 31, 2012 and 4.56% as of June 30, 2012. The decrease in the allowance for loan losses as of June 30, 2013 compared to December 31, 2012 was driven primarily by a decrease in the amount of reserves required on loans collectively evaluated for impairment as a result of a reduction in total loans outstanding. In addition, there was a decrease in the amount of reserves required on loans with deteriorated credit quality due to charge-offs associated with these loans.

A provision for loan loss benefit for $267 thousand was recorded for the six months ended June 30, 2013, compared to an expense of $11.7 million for the same period in 2012. In addition, the Company recorded net charge-offs of $2.6 million for the six months ended June 30, 2013, compared to $4.0 million for the same period in 2012. The decrease in provision expense was primarily due to the decrease in net charge-offs for the six months ended June 30, 2013 compared to the same period in 2012 as well as the improvements in our overall asset quality and a general reduction in substandard assets.

Total interest income decreased $0.7 million for the three months ended June 30, 2013 when compared to the same period in 2012. This decrease was primarily driven by a decrease in average earning assets, in particular, and average loan balances which declined by $65.3 million when compared to the same period in the prior year. The decrease in average loan balances was partially offset by an increase in the average yield on loans to 5.46% for the three months ended June 30, 2013, compared to 5.25% for the three months ended June 30, 2012. The increase in the loan yield was driven by an increase in accretion recognized on acquired loans of approximately $72 thousand as well as a decrease in total nonperforming loans.

Total interest income decreased $1.0 million for the six months ended June 30, 2013 when compared to the same period in 2012. This decrease was primarily driven by a decrease in average earning assets, in particular, and average loan balances which declined by $64.5 million when compared to the same period in the prior year. The decrease in average loan balances was partially offset by an increase in the average yield on loans to 5.75% for the six months ended June 30, 2013 compared to 5.33% for the six months ended June 30, 2012. The increase in the loan yield was driven by an increase in accretion recognized on acquired loans of approximately $0.5 million as well as a decrease in total nonperforming loans.

Interest expense decreased by $0.3 million and $0.5 million for the three and six months ended June 30, 2013, respectively, when compared to the same periods in the prior year. This was partially due to a decrease in the average cost of interest-bearing liabilities to 1.13% and 1.12% for the three and six months ended June 30, 2013, respectively, compared to 1.17% and 1.19% for the three and six months ended June 30, 2012, respectively. The overall decrease in interest expense also reflects the ongoing reduction in interest rates paid on interest-bearing liabilities (particularly on deposits) as a result of repricing activities in the current low interest rate environment coupled with an increase in average noninterest-bearing deposits to $95.6 million for the six months ended June 30, 2013, compared to $88.1 million for the same period in the prior year.

Noninterest income remained relatively consistent period-over-period, with $0.4 million and $0.8 million in service charges and other income for the three and six months ended June 30, 2013, compared to $0.3 million and $0.7 million for the same period in 2012. Included in the current year other income were realized gains from the sale of investment securities of $9 thousand and $46 thousand for the three and six months ended June 30, 2013, respectively.

Noninterest expense decreased slightly to $5.5 million for the three months ended June 30, 2013, compared to $5.7 million for the three months ended June 30, 2012. In contrast, noninterest expense increased to $10.8 million for the six months ended June 30, 2013, compared to $10.0 million for the six months ended June 30, 2012. The quarter-over quarter decrease in noninterest expense was primarily due to a decrease in OREO expense, whereas the year-over-year reduction in OREO expense was outweighed by an increase in professional fees, data processing, and other expenses (primarily loan-related expenses).

There was no income tax expense recorded during the three and six months ended June 30, 2013, while there was an income tax benefit of $30 thousand for the three and six months ended June 30, 2012. The Company recorded a full valuation allowance against its deferred taxes as of December 31, 2011. This was substantially due to the fact that it was more-likely-than-not that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code. Based on an analysis performed as of June 30, 2013 and December 31, 2012, it was determined that the need for a full valuation allowance still existed.

During the fourth quarter of 2012, the Company completed a $50.0 million capital raise through the private placement of 50,000 shares of the Company's Series A preferred stock, at a purchase price of $1,000 per share. Consideration in the private placement included cash, the one-for-one exchange of Series B preferred stock sold in the $5.0 million bridge financing completed during the third quarter of 2012 and $1.8 million in the cancellation of outstanding debt under the Company's revolving loan agreements held by certain purchasers in the private placement and/or their related interests. Net proceeds from the issuance of preferred stock in the amount of $45.1 million were used for general operating expenses, mainly for the subsidiary bank, to improve capital ratios and to support the Company's business strategy going forward. On February 19, 2013, after receiving requisite shareholder approvals, all issued and outstanding shares of Series A Preferred Stock automatically converted into an aggregate of 47.6 million shares of common stock and 52.4 million shares of the Company's newly authorized nonvoting common stock (the "Conversion"). Book value and tangible book value per common share as of December 31, 2012 were $2.55 and $2.34, respectively. Book value and tangible book value per common share as of December 31, 2012, adjusted for the conversion, were $0.32 and $0.31, respectively. Please refer to the Company's Non-GAAP Reconciliations for additional information related to these non-GAAP financial measures. In addition, on December 31, 2012, the Bank completed the sale of $25.1 million in assets, including non-accrual loans, loans with a history of being past due, and other loans that were part of an overall customer relationship of $24.6 million and OREO of $0.5 million, to a real estate investment firm, for a purchase price of $11.7 million.

On a diluted per common share basis, the Company had net income (loss) of $0.00 and $(0.40) for the three and six months ended June 30, 2013, respectively, compared to a net loss of $2.01 and $1.79 for the same periods in the prior year. The Company experienced a net loss per diluted common share for the six months ended June 30, 2013 due to the reduction of net income available to common shareholders in the amount of $31.5 million as a result of the noncash, implied preferred stock dividend recognized in conjunction with the Conversion, during the three months ended March 31, 2013. As adjusted to reflect earnings (loss) per common share less the impact of the noncash, implied preferred stock dividend, the basic and diluted earnings per common share was $0.00 for the six months ended June 30, 2013. Please refer to the Company's Non-GAAP Reconciliations for additional information related to this non-GAAP financial measure.

On June 24, 2013, Stephen C. Green resigned as President and Chief Executive Officer of the Company, and as Chief Executive Officer of the Bank. On the same date, Mr. Green also resigned from the boards of directors of the Company and the Bank. The Company has engaged an executive search firm to initiate the search for a successor President and Chief Executive Officer. The Company's board of directors appointed Donald F. Glisson, Jr., the Chairman of the Board, as the Company's interim principal executive officer.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $522.4 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida. More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures that are not in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The Company uses certain non-GAAP financial measures to provide meaningful, supplemental information regarding its operational results and to enhance investors' overall understanding of the Company's financial performance. The limitations associated with these non-GAAP financial measures include the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. In addition, these disclosures should not be considered an alternative to the Company's GAAP results. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company's markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the Company's registration statement on Form S-1, as amended (File No. 333-188146), which are incorporated herein by reference.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Consolidated Earnings Summary
Total interest income	$5,797	$6,362	$6,466	$6,641	$6,474
Total interest expense	1,089	1,133	1,286	1,238	1,376
Net interest income	4,708	5,229	5,180	5,403	5,098
Provision for loan losses	(484)	217	20,348	5,990	11,584
Net interest income (loss) after provision for loan losses	5,192	5,012	(15,168)	(587)	(6,486)
Total noninterest income	377	424	420	356	290
Total noninterest expense	5,540	5,237	7,118	10,560	5,656
Income (loss) before income tax	29	199	(21,866)	(10,791)	(11,852)
Income tax benefit	-	-	(37)	(106)	(30)
Net income (loss)	$29	$199	$(21,829)	$(10,685)	$(11,822)
Noncash, implied preferred stock dividend	-	(31,464)	-	-	-
Net income (loss) available to common shareholders	$29	$(31,265)	$(21,829)	$(10,685)	$(11,822)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Summary Average Consolidated Balance Sheet
Loans, gross	$390,265	$395,589	$425,813	$447,885	$455,604
Securities	92,157	91,186	88,931	91,887	82,648
Other earning assets	17,577	32,816	16,353	3,802	25,598
Total earning assets	499,999	519,591	531,097	543,574	563,850
Other assets	19,631	18,464	22,144	20,457	30,144
Total assets	$519,630	$538,055	$553,241	$564,031	$593,994

Interest-bearing liabilities	$387,026	$412,753	$442,426	$453,260	$471,622
Other liabilities	99,434	91,734	98,198	92,012	91,733
Shareholders' equity	33,170	33,568	12,617	18,759	30,639
Total liabilities and shareholders' equity	$519,630	$538,055	$553,241	$564,031	$593,994

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Per Share Data
Basic (loss) earnings per common share	$0.00	$(0.61)	$(3.71)	$(1.81)	$(2.01)
Diluted (loss) earnings per common share	$0.00	$(0.61)	$(3.71)	$(1.81)	$(2.01)
Basic weighted average common shares outstanding	105,890,929	51,446,436	5,890,880	5,890,880	5,890,136
Diluted weighted average common shares outstanding	105,918,676	51,447,063	5,890,880	5,890,880	5,890,136
Total shares outstanding at end of period	105,891,627	105,890,880	5,890,880	5,890,880	5,890,880
Closing market price per share	$0.48	$1.50	$0.80	$0.92	$1.51

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Selected ratios
Return on average assets	0.02%	0.15%	(15.70)%	(7.54)%	(8.00)%
Return on average equity	0.35%	2.40%	(688.29)%	(226.60)%	(155.19)%
Average equity to average assets	6.38%	6.24%	2.28%	3.33%	5.16%
Tangible common equity to tangible assets	5.94%	6.21%	2.44%	2.22%	2.48%
Interest rate spread	3.52%	3.86%	3.68%	3.77%	3.44%
Net interest margin	3.78%	4.08%	3.88%	3.95%	3.64%
Allowance for loan losses as a percentage of total loans	4.53%	5.04%	5.07%	4.14%	4.56%
Allowance for loan losses as a percentage of NPL's	101.94%	98.77%	88.79%	51.47%	44.49%
Ratio of net charge-offs as a percentage of average loans	2.09%	0.61%	17.05%	7.58%	3.56%
Efficiency ratio	108.95%	92.64%	127.11%	183.37%	104.97%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Summary Consolidated Balance Sheet
Cash and cash equivalents	$42,799	$23,961	$72,079	$13,661	$25,703
Securities	83,234	91,262	83,985	88,838	90,583
Loans, gross	381,952	392,989	398,031	436,754	453,263
Allowance for loan losses	(17,303)	(19,820)	(20,198)	(18,100)	(20,647)
Loans, net	364,649	373,169	377,833	418,654	432,616
Goodwill	-	-	-	-	3,137
Other intangible assets, net	1,045	1,153	1,260	1,380	1,511
All other assets	30,706	31,353	29,900	29,018	29,407
Total assets	$522,433	$520,898	$565,057	$551,551	$582,957

Deposit accounts	$449,254	$446,235	$490,021	$493,205	$521,549
All other liabilities	41,146	41,239	41,460	44,767	42,430
Shareholders' equity	32,033	33,424	33,576	13,579	18,978
Total liabilities and shareholders' equity	$522,433	$520,898	$565,057	$551,551	$582,957

JACKSONVILLE BANCORP, INC.
Unaudited
(Dollars in thousands, except per share data)

	For the Six Months Ended
	June 30,	June 30,
	2013	2012
Consolidated Earnings Summary
Total interest income	$12,159	$13,145
Total interest expense	2,222	2,732
Net interest income	9,937	10,413
Provision for loan losses	(267)	11,656
Net interest income (loss) after provision for loan losses	10,204	(1,243)
Total noninterest income	801	727
Total noninterest expense	10,777	10,048
Income (loss) before income tax	228	(10,564)
Income tax expense (benefit)	-	(30)
Net income (loss)	$228	$(10,534)
Non-cash implied preferred stock dividend	(31,464)	-
Net income (loss) available to common shareholders	$(31,236)	$(10,534)

	For the Six Months Ended
	June 30,	June 30,
	2013	2012
Summary Average Consolidated Balance Sheet
Loans, gross	$392,912	$457,385
Securities	91,675	76,537
Other earning assets	25,154	17,170
Total earning assets	509,741	551,092
Other assets	19,051	30,164
Total assets	$528,792	$581,256

Interest-bearing liabilities	$399,820	$463,118
Noninterest-bearing liabilities	95,604	88,066
Shareholders' equity	33,368	30,072
Total liabilities and shareholders' equity	$528,792	$581,256

	For the Six Months Ended
	June 30,	June 30,
	2013	2012
Per Share Data
Basic earnings (loss) per share	$(0.40)	$(1.79)
Diluted earnings (loss) per share	$(0.40)	$(1.79)
Basic weighted average shares outstanding	78,819,082	5,889,979
Diluted weighted average shares outstanding	78,819,082	5,889,979
Total shares outstanding at end of period	105,891,627	5,890,880
Closing market price per share	$0.48	$1.51

JACKSONVILLE BANCORP, INC.
Unaudited
(Dollars in thousands, except per share data)

	For the Six Months Ended
	June 30,	June 30,
	2013	2012
Selected ratios
Return on average assets	0.09%	(3.64)%
Return on average equity	1.38%	(70.44)%
Average equity to average assets	6.31%	5.17%
Tangible common equity to tangible assets	5.94%	2.48%
Interest rate spread	3.69%	3.61%
Net interest margin	3.93%	3.80%
Allowance for loan losses as a percentage of total loans	4.53%	4.56%
Allowance for loan losses as a percentage of NPL's	101.94%	44.49%
Ratio of net charge-offs as a percentage of average loans	1.35%	1.77%
Efficiency ratio	100.36%	90.20%

	As of
	June 30,	December 31,
	2013	2012
Summary Consolidated Balance Sheet
Cash and cash equivalents	$42,799	$72,079
Securities	83,234	83,985
Loans, gross	381,952	398,031
Allowance for loan losses	(17,303)	(20,198)
Loans held for sale	-	-
Loans, net	364,649	377,833
Goodwill	-	-
Other intangible assets, net	1,045	1,260
All other assets	30,706	29,900
Total assets	$522,433	$565,057

Deposit accounts	$449,254	$490,021
All other liabilities	41,146	41,460
Shareholders' equity	32,033	33,576
Total liabilities and shareholders' equity	$522,433	$565,057

JACKSONVILLE BANCORP, INC.
Non-GAAP Reconciliations
(Unaudited)
(Dollars in thousands, except share and per share data)

	June 30, 2013 (as reported)	June 30, 2013 (as adjusted)(1)

Earnings (Loss) Per Common Share:
Net income	$228	$228
Less: Noncash implied preferred stock dividend	(31,464)	-
Net (loss) income available to common shareholders	$(31,236)	$228

Basic weighted average common shares outstanding	78,819,082	78,819,082
Diluted weighted average common shares outstanding	78,819,082	78,849,166

Basic (loss) earnings per common share	$(0.40)	$0.00
Diluted (loss) earnings per common share	$(0.40)	$0.00

(1)

Adjusted to reflect the calculation of earnings (loss) per common share less the impact of the noncash, implied preferred stock dividend recognized in conjunction with the Conversion during the six months ended June 30, 2013.

	December 31, 2012 (as reported)	Conversion Adjustments	December 31, 2012 (as adjusted)

Book Value Per Common Share
Shareholders' equity(2)	$33,576	$-	$33,576
Less: Preferred stock(3)	18,536	(18,536)	-
Book value	$15,040	-	$33,576
Less: Goodwill and other intangible assets	1,260	-	1,260
Tangible book value	$13,780	$-	$32,316

Shares outstanding	5,890,880	100,000,000	105,890,880

Book value per common share(4)	2.55		0.32
Tangible book value per common share(5)	2.34		0.31

(2)

Assumes the full Conversion of the Series A Preferred Stock into 100,000,000 shares of common stock and nonvoting common stock as of December 31, 2012, resulting in an additional $50.0 million in common equity, no preferred stock outstanding, and a noncash, implied dividend recognized as a reduction of retained earnings in conjunction with the discount on the Series A Preferred Stock beneficial conversion feature of $31.5 million. Total shareholders' equity did not change as a result of this transaction.

(3)	Assumes no shares of preferred stock outstanding following the Conversion.
(4)

Calculated as book value divided by shares outstanding, where book value is calculated as shareholders' equity less preferred stock equity (excluding proceeds allocated to common equity as a result of the beneficial conversion feature) as of the balance sheet date.

(5)	Calculated as tangible book value divided by shares outstanding, where tangible book value is calculated as book value less goodwill and other intangible assets as of the balance sheet date.

CONTACT: Valerie Kendall at 904-421-3051 for additional information.